                               ASSET PURCHASE AGREEMENT


          This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this May 20, 1997 by and between Star Video Entertainment, L.P., a Delaware limited partnership ("Seller") and Valley Record Distributors, Inc., a California corporation ("Buyer").

                                       RECITALS

          1. Seller is engaged in the business (the "Business") of distributing prerecorded video cassettes, video games and entertainment software.

          2. The Partners own all of the record and beneficial ownership interest in Seller.

          3. Seller, Star Video Entertainment, Inc., a Delaware corporation and general partner of the Seller ("SVEI"), Capital Resources Lenders, L.P. ("CRL"), the Federal Deposit Insurance Corporation ("FDIC" and along with CRL the "Limited Partners" and the Limited Partners and SVEI being referred to herein as the "Partners"), Arthur Bach and Bernard Herman (individually a "Founder" and collectively the "Founders") desire that Seller sell the assets associated with the Business to Buyer, and Buyer desires to acquire such assets on the terms and conditions hereinafter set forth.

                                      AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein, the parties hereto covenant and agree as follows:

          1.   AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

               1.1 ASSETS TO BE CONVEYED. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as that term is hereinafter defined) the Seller shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, all of the following assets, properties and rights of Seller (hereinafter collectively referred to as the "Assets"):

                         (a)  All merchandise inventories ("Inventory") and
property and equipment, including all computer equipment, furniture, fixtures and equipment, leasehold improvements and automobiles, which exist on the Closing Date;


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

                         (b)  All cash and short term investments, prepaid
items, security deposits, deposits and other similar assets of Seller existing on the Closing Date;

                         (c)  All accounts, accounts receivable, notes and notes
receivable existing on the Closing Date;

                         (d)  The customer list of the Business and all books,
records and accounts, correspondence, production records, employment records, and any confidential information which has been reduced to writing relating to or arising out of the Business;

                         (e)  All rights of Seller under express or implied
warranties from the suppliers of the Seller with respect to the Assets;

                         (f)  All of Seller's right, title and interest in and
to each Contract (as defined in Section 4.10) set forth on Schedule A hereto (such Contracts being the "Assigned Contracts");

                         (g)  All of Seller's right, title and interest in each
copyright, copyright application, trade name, trademark and trademark registration, and any goodwill associated with any such copyright or trademark or copyright or trademark registration (in any such case, whether registered or to be registered in the United States of America or elsewhere) applied for, issued to or owned by Seller and each process, invention, trade secret, trade name, database, computer program and formula owned by Seller or which the Seller has the right to use and assign to Buyer (collectively, the "Proprietary Rights");

                         (h)  All goodwill associated with the business of the
Seller, including the names Star Video and Star Video Entertainment; and

                         (i)  Except as specifically provided in Section 1.2
hereof, all other assets and properties of Seller which exist on the Closing Date whether tangible or intangible.

               1.2 EXCLUDED ASSETS. Seller is not selling, and Buyer is not purchasing, pursuant to this Agreement, any of the following, all of which shall be retained by Seller (the "Excluded Assets"):

                         (a)  The promissory note in the original principal
amount of $2,500,000 owed to Seller by Star Holdings Acquisition Corp. and the related security


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

agreement and security interest in stock of SV Holdings, Inc. securing such note;

                         (b)  All records, correspondence and other information
which relate exclusively to the assets of Seller to be retained by it pursuant to the terms hereof.

                         (c)  All assets maintained by Seller in the Star Video
Entertainment, L.P. Deferred Compensation Plan Trust (the nonqualified deferred compensation plan referred to in Section 3.2) with a market value as of January 1, 1997 of $452,136.

               1.3 FURTHER ASSURANCES. From time to time after the Closing, Seller will execute and deliver to Buyer, at Buyer's cost and expense, such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title and interest of Seller in and to the Assets and otherwise in order to carry out the purpose and intent of this Agreement.

               1.4 CLOSING. The closing of the transactions herein contemplated ("Closing") shall, unless another place is agreed to in writing by Seller and Buyer, take place at the offices of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, Three Embarcadero Center, Seventh Floor, San Francisco, California 94111 at 9:00 a.m. on May 20, 1997, the scheduled closing date, provided that either Buyer or Seller may on one or more occasions, by written notice to the other not later than 5:00 p.m. on the next day preceding the scheduled closing date, extend the scheduled closing date to a date not later than May 30, 1997, and the date to which so extended shall thereafter be, unless further so extended, the scheduled closing date; provided, however that neither party may so extend the scheduled closing date without the written consent of the other if the proposed scheduled closing date would occur after the expiration of the financing commitment provided by the Lender (as defined in Section 6.4). The date on which the Closing occurs is referred to herein as the Closing Date.

          2.   CONSIDERATION TO BE PAID BY BUYER.

               2.1 PURCHASE PRICE FOR ASSETS. The purchase price ("Purchase Price") for the Assets shall be (a) an amount equal to the sum of $7,350,000 plus the excess of (A) the sum of the book values as of the close of business on the Closing Date of Seller's cash and short term investments, accounts receivable, net of allowance for doubtful accounts,


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merchandise inventory, other current assets and property and equipment, net of accumulated depreciation (each such class of assets being referred to as a "Balance Sheet Asset" and collectively as the "Balance Sheet Assets"), over (B) the dollar amount as of the close of business on the Closing Date of Seller's accounts payable, accrued expenses, capitalized lease obligations and outstanding balance under its revolving credit facility with BTM Financial Corporation ("BTM") and (b) Buyer's assumption of Seller's accounts payable, accrued expenses, capitalized lease obligations and outstanding balance under its revolving credit facility with BTM Financial Corporation (each such class of liabilities being referred to as an Assumed Liability and collectively as the "Assumed Liabilities"). For the purpose of the preceding sentence, the Assets and the Assumed Liabilities shall be deemed to be assets and obligations of Seller at the close of business on the Closing Date notwithstanding that Buyer has received such assets and assumed or paid such obligations on the Closing Date and, further, all prepayment, unused capacity, penalty and other fees due to BTM in connection with the payment in full of its facility shall be deemed to be included in Seller's preclosing expenses and therefore a part of the outstanding balance at the Closing Date of such facility.

               2.2  DETERMINATION OF CLOSING DATE STATEMENT.

                    2.2.1 PREPARATION OF PROPOSED CLOSING DATE STATEMENT. As soon as reasonably practicable after the Closing Date and in any event no later than 90 days after the Closing Date, Bloom Hochberg & Co., P.C. ("BH&C") will present to Seller and Buyer a balance sheet of Seller dated the Closing Date, along with an opinion of BH&C addressed to Buyer and Seller stating that they have audited such statement and that in their opinion such statement presents fairly, in all material respects, the financial condition of the Seller, as determined in accordance with generally accepted accounting principles as consistently applied in the preparation of Seller's financial statements included in Section 4.4.1 of the Seller's Schedule. Prior to completion of such audit and report, BH&C shall deliver its proposed balance sheet to Deloitte & Touche, Buyer's auditors, for their review and comment.

                    2.2.2 REVIEW OF PRELIMINARY CLOSING DATE STATEMENT. Buyer and its representatives and accountants shall have the right to review the workpapers of BH&C used in preparing the statement referred to in Section 2.2.1 hereof, and shall have full access to the former books, records, properties and personnel of Seller for purposes of verifying the accuracy and fairness of presentation of the statement referred to in Section 2.2.1. The book value of


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the Balance Sheet Assets and dollar value of the Assumed Liabilities included in the statement delivered pursuant to Section 2.2.1 hereof shall be binding upon Buyer and Seller for all purposes, unless Buyer gives written notice of disagreement with any of said values or amounts within 30 days after the receipt by Buyer of such statement specifying in reasonable detail, insofar as possible, the nature and extent of such disagreement. If Buyer and Seller are unable to resolve any such disagreement within 30 days after Buyer gives Seller notice thereof, the disagreement shall be referred for final determination to arbitration before a single arbitrator in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA") and the following: (i) the arbitrator shall be directed to render a decision within 45 days of its appointment and, in rendering such decision, if such decision reaches a different conclusion from that derived from the balance sheet delivered pursuant to Section 2.2.1, to direct the appropriate adjustments in such balance sheet to reconcile the balance sheet with such decision; (ii) Buyer and Seller may submit to such arbitrator any facts they deem relevant to the determination, and the determination of such arbitrator shall be conclusive, non-appealable and binding upon Buyer and Seller for all purposes; (iii) Buyer and Seller agree that judgment may be entered upon the determination of such arbitrator in any court having jurisdiction over the party against which such determination is to be enforced; (iv) Buyer and Seller agree that the procedures established by this Section 2.2 shall constitute the exclusive procedures for determining the book value of the Balance Sheet Assets and the dollar amount of the Assumed Liabilities; and (v) Buyer and Seller shall share the costs of arbitration equally, but shall each bear their own costs and legal fees associated with the arbitration. The balance sheet as of the Closing Date finally determined pursuant to this Section 2.2 is referred to herein as the "Closing Date Statement."

                    2.2.3 PAYMENT OF CERTAIN EXPENSES. Seller and Buyer shall each pay the fees and disbursements of their respective internal and independent accountants (including Seller's payment of the fees of BH&C) and other personnel incurred in the initial preparation, review and final determination of the Closing Date Statement.

               2.3 PAYMENT OF PURCHASE PRICE FOR ASSETS. The purchase price for the Assets shall be paid by Buyer as follows:

                         (a)  At the Closing Buyer shall pay to Seller the sum
of $31,728,000, by wire transfer to


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Seller's designated account and shall assume and thereafter discharge when due the Assumed Liabilities.

                         (b)  On May 22, 2000, Buyer shall pay to Seller the sum
of $3,100,000 by wire transfer, provided, however, that if Buyer makes aggregate payments (exclusive of interest) of $2,600,000 on or before August 18, 1997 the amount of payment due under this subparagraph (b) shall be discharged in full, and further provided that if Buyer makes aggregate payments (exclusive of interest) of $2,850,000 on or before September 17, 1997 the amount of payment due under this subparagraph (b) shall be discharged in full. Notwithstanding the due date provided in the preceding sentence, Buyer shall make partial or full payment of the amount due under this subparagraph (b) until paid in full on each day after August 3, 1997 to the extent that such payment will not violate the Subordination Agreement ("Subordination Agreement") dated May 20, 1997 among Buyer, Seller and Sanwa Business Credit Corporation as agent under the credit facility contemplated by Section 6.4 ("Credit Facility"). Buyer shall not agree in any new credit facility or renewal of the Credit Facility that it may enter on or after the date hereof to any limitations on its ability to make the payments contemplated by this subparagraph (b) (including without limitation any subordination of such payment or limitations on the ability of Seller to receive such payment) other than affirmative and negative covenants that do not treat the obligation due under this subparagraph differently from other liabilities of Buyer, and not withstanding the due date in the first sentence of this subparagraph (b), Buyer shall make the payment contemplated by this subparagraph (b) upon the entry into of such new credit facility or renewal of the Credit Facility. In the event that Buyer receives net proceeds of $20 million or more in a public offering or private placement of equity securities or debt securities convertible by their terms into equity securities prior to May 22, 2000 and Buyer has not previously made the payment required by this subparagraph (b), Buyer shall use its best efforts to amend the Credit Facility so that it does not contain, or use its best efforts to enter into a new credit facility that does not contain, limitations on its ability to make the payments contemplated by this subparagraph (b) (including without limitation any subordination of such payment or limitations on the ability of Seller to receive such payment) and, provided it is successful in entering into such amendment or new facility, make the payment contemplated by this subparagraph (b) with the proceeds of such equity offering or placement. Simple interest shall accrue on the outstanding balance of the payment required under this subparagraph (b) at the rate of ten percent per annum, accruing from the Closing Date until August 18, 1997 on an outstanding balance of $2,600,000, as


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

reduced by any payments hereunder, accruing from August 19, 1997 to September 17, 1997 on an outstanding balance of $2,850,000, as reduced by any payments hereunder, and accruing from August 19, 1997 until paid on an outstanding balance of $3,100,000, as reduced by any payments hereunder. Such interest shall be payable on August 20, November 20, February 20 and May 20 each year. Interest shall be paid on the dates set forth in the preceding sentence to the extent that such payment will not violate the Subordination Agreement and, if Buyer is prohibited thereunder from making any such payment, on the first day after any such date when payment can be made without such a violation. Interest shall accrue at the rate of ten percent per annum on any such interest payment that is not so paid on its due date until such payment is made.

                         (c)  On May 22, 2000, Buyer shall pay to Seller the sum
of $500,000 by wire transfer. In the event that Buyer receives net proceeds of $20 million or more in a public offering or private placement of equity securities prior to May 21, 2000, the Company shall make the payment contemplated by this subparagraph (c) with the proceeds of such equity offering or placement, provided that such payment does not constitute a violation of the Subordination Agreement. Buyer may prepay the amount due under this subparagraph (c) without penalty, provided such payment does not constitute a violation of the Subordination Agreement. Simple interest shall accrue on the outstanding balance of the payments required under this subparagraph (c) at the rate of ten percent per annum on outstanding principal, and shall be due and payable on May 22, 2000. Any payment made under this subparagraph (c) shall first be applied to accrued and unpaid interest.

                         (d)  On May 20, 1998 Buyer shall pay to Seller the sum
of $400,000 by wire transfer and on May 20, 1999 Buyer shall pay to Seller the sum of $200,000 by wire transfer. If prior to the due date of either of the two payments due under this subparagraph (d), Buyer shall enter into a new credit facility or receive net proceeds of $20 million or more in a public offering or private placement of equity securities or debt securities convertible by their terms into equity securities, Buyer shall make the then remaining payments due under this subparagraph (d).

                         (e)  On the fifth business day after final
determination of the Closing Date Statement pursuant to Section 2.2 ("Final Adjustment Date"), Buyer shall pay to Seller by wire transfer to Seller's designated bank account an amount equal to the sum of $7,350,000 plus the excess of the book value of the Balance Sheet Assets over the dollar amount of the Assumed Liabilities, as set forth on


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

the Closing Date Statement, minus $35,428,000, provided that if such amount is a negative number, Seller shall pay Buyer such amount in such manner.

               2.4 ALLOCATION OF PURCHASE PRICE. For federal and state income tax purposes, the Purchase Price shall be allocated among the Assets and other rights acquired hereunder in the manner set forth in Schedule B, unless otherwise required by applicable law.

          3.   ASSUMPTION OF EXECUTORY AND OTHER LIABILITIES.

               3.1 EXECUTORY LIABILITIES AND CERTAIN OTHER LIABILITIES ASSUMED BY BUYER. As further consideration beyond that provided in Section 2.1 for consummation of the transactions contemplated hereby, at the Closing Buyer shall assume (i) the executory liabilities and obligations of Seller under each Assigned Contract in effect on the Closing Date and assigned to Buyer pursuant to Section 1.1(g) hereof (other than liabilities and obligations arising thereunder as a result of any breach by Seller occurring prior to the Closing) and (ii) liabilities of Seller for product warranty claims made after the Closing with respect to products sold by Seller prior to the Closing.

               3.2 LIABILITIES NOT ASSUMED BY BUYER. Except for Buyer's assumption of the Assumed Liabilities as expressly provided herein, Buyer does not and shall not, by reason of this Agreement, provisions of successor liability, or otherwise, assume, acquire or otherwise become responsible for any liabilities or obligations of Seller, including, without limitation, any liability or obligation the existence of which at the Closing Date would constitute a breach of any of Seller's representations and warranties contained herein or for any claim set forth in Section 4.9 of the Seller's Schedule, or any liability or obligation with respect to product liability claims, environmental matters, labor or employment matters (including without limitation obligations under Seller's employee savings and protection plans and deferred compensation plan), or federal, state and local income, payroll, sales, use and other taxes, whether direct or indirect, accrued or contingent, or otherwise.

          4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

               4.1 ORGANIZED AND GOOD STANDING. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with full partnership power to carry on the Business as it is now and has since its organization been conducted and to own or lease and operate the Assets. Seller is qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the character of the Seller's properties makes such qualification necessary. Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity.

               4.2 AUTHORIZATION OF AGREEMENT. Seller has all requisite partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, has been effectively authorized by all necessary action and constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as the validity, binding nature and enforceability of the same is limited by the effect of (i) applicable federal or state bankruptcy, insolvency or other laws or court decisions relating to or affecting the rights of creditors generally; and (ii) equitable principles of general applicability, regardless of whether considered in a proceeding in equity or at law.

               4.3 OWNERSHIP OF ASSETS. Seller is the lawful owner of or has the right to use and transfer to Buyer each of the Assets, and the Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for any of the foregoing disclosed in Section 4.3(a) of the Seller's Schedule. Except as set forth in Section 4.3(b) of the Seller's Schedule, the delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

               4.4  FINANCIAL CONDITION.

                    4.4.1 FINANCIAL STATEMENTS. Section 4.4.1 of the Seller's Schedule sets forth the audited balance sheets of Seller as of December 31, 1996 and 1995, respectively, and the related audited statements of income and partners' capital and of cash flows for the years then ended. Said financial statements (i) were prepared in accordance with the books and records of Seller; (ii) were prepared in accordance with generally accepted accounting principles consistently applied; and (iii) fairly present Seller's financial condition and the results of its operations as at the relevant date thereof and for the period covered thereby.


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

                    4.4.2 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 4.4.2 of the Seller's Schedule, since December 31, 1996 (the "Balance Sheet Date") there has not been (i) any increase in those liabilities of Seller that would constitute Assumed Liabilities as of the Closing Date other than for increases incurred in the ordinary course of business consistent with prior practices of Seller; (ii) any distribution of assets, whether as a payment of earnings or capital or otherwise, by Seller to or on behalf of its partners or any purchase of its partnership or other equity interests by Seller, or any commitment or reservation of assets for any such distribution or purchase, other than an aggregate distribution not to exceed $1,912,000 for the payment of taxes, consistent with Seller's past practices; (iii) any payment by Seller of any liability of Seller that would not constitute an Assumed Liability if outstanding at the Closing Date; (iv) any transaction by Seller not in the ordinary course of the Business; (v) any material adverse change in the Business or Seller's operations, condition (financial or otherwise), assets or liabilities (whether absolute, accrued or contingent or otherwise); (vi) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Seller's properties or the Business; (vii) any sale or transfer of any of Seller's assets except sales in the ordinary course of the Business of inventory or immaterial amounts of other tangible personal property not required by the Business; (viii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any of the assets of Seller, except for liens for taxes not due; (ix) any material amendment or termination of any Contract; (x) any increase in, or commitment to increase, the compensation payable or to become payable to any of Seller's officers, directors, employees or agents other than customary annual increases to employees other than Founders made in the ordinary course of business (and other than pursuant to any agreements or arrangements with any such persons entered into by Buyer to be effective after the Closing Date); or (xi) any material alteration in the manner of keeping Seller's books, accounts or records, or in the accounting practices therein reflected.

               4.5  PROPERTY OF SELLER.

                    4.5.1 REAL PROPERTY. There is listed in Section 4.5.1 of the Seller's Schedule a description of each parcel of real property leased to Seller or otherwise used by Seller, and an identification of each lease relating to such parcels of real property. Seller does not own any parcel of real property. Except as indicated in Section 4.5.1 of the Seller's Schedule:

                         (a)  Each of the leases described in said Section is a
valid and binding obligation of Seller, and Seller does not have any knowledge that any of said leases is not a valid and binding obligation of each of the other parties thereto;

                         (b)  Seller is not, and Seller does not have any
knowledge that any other party to any such lease is, in default with respect to any material term or condition thereof;

                         (c)  To the best of Seller's knowledge, all of the
buildings, fixtures and other improvements located on the real property described in said Section of the Seller's Schedule are in good operating condition and repair.

                    4.5.2     TANGIBLE PERSONAL PROPERTY.  There is listed in
Section 4.5.2 of the Seller's Schedule (i) a description and the location of each item of tangible personal property (other than inventory) acquired since January 1, 1992 and owned by Seller or in the possession of Seller which is to be transferred to Buyer pursuant hereto; (ii) an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property that is used by Seller in and material to the Business but not owned by Seller. Except as indicated in Section 4.5.2 of the Seller's Schedule, to the best of Seller's knowledge each item of tangible personal property owned by Seller or in the possession of Seller which is to be transferred to Buyer pursuant hereto having on the date hereof a depreciated book value per unit in excess of $2,000 is in good operating condition and repair, reasonable wear and tear excepted.

                    4.5.3     INTANGIBLE PERSONAL PROPERTY.  There is listed in
Section 4.5.3 of the Seller's Schedule (i) an identification of all items now owned by Seller or used by it in the Business that constitute Propriety Rights and (ii) a true and complete list of all licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for each such item of intangible personal property. Except as indicated in Section 4.5.3 of the Seller's Schedule:

                         (a)  Seller has the right and authority to use said
items of intangible personal property in connection with the conduct of the Business in the manner presently conducted and to convey such right and authority to Buyer, and such use does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity; and

                         (b)  There are no outstanding, nor to the best
knowledge of Seller any threatened, disputes or disagreements with respect to any licenses or similar agreements or arrangements described in Section 4.5.3 of the Seller's Schedule or to Seller's use of any intangible personal property.

               4.6 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Except as indicated in Section 4.6 of the Seller's Schedule, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any Contract, the Agreement of Limited Partnership of Seller, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation, applicable to Seller or any of its properties.

               4.7 LABOR AND EMPLOYMENT MATTERS. Except as set forth in Sections 4.7 or 4.8 of the Seller's Schedule, there is no (i) collective bargaining agreement or other labor agreement to which Seller is a party or by which it is bound; (ii) employment, retainer, consulting, retirement, welfare or incentive plan or contract to which Seller is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans, including personal days, or programs, sick leave plans or programs, medical and dental plans and related benefits) are afforded any employees of Seller. All accrued obligations of Seller with respect to employee vacation days, personal days, employee bonuses or other similar accruals existing as of December 31, 1996 are reflected as a liability in Seller's December 31, 1996 balance sheet included in Section 4.4.1 of the Seller's Schedule. Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities.

               4.8  PENSION AND EMPLOYEE BENEFIT PLANS.

                         (a)  Section 4.8 of the Seller's Schedule contains a
complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, currently sponsored or maintained by Seller, including, without limitation, all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid and those matters described in Section 4.7 of the Seller's Schedule, including, but not limited to, all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and all employee pension benefit plans within the meaning of Section 3(2) of ERISA (collectively "Employee Benefit Plans"). Sellers have delivered or made available to Buyer a true, correct and complete copy of each Employee Benefit Plan document, trust agreement, insurance contract, summary plan description and annual report (for 1994 and 1995, the two most recent plan years for which annual reports are currently available) relating to an Employee Benefit Plan currently maintained by Seller.

                         (b)  With respect to each Employee Benefit Plan
currently maintained by Seller which is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"):

                              (i)       The Internal Revenue Service ("IRS") has
issued a favorable letter of determination and any amendments required by the Code to have been adopted as of the date hereof as a condition of retention of such qualified status have been timely adopted;

                              (ii)      The IRS has not revoked any letter of
determination to which reference is made in subparagraph (i) hereof, nor has the IRS notified the Company of its intention or contemplation of doing so; and

                              (iii)     The Company's 401(k) profit-sharing plan
met the requirements for a qualified cash or deferred arrangement as set forth in Section 401(k)(3) of the Code through the third quarter of 1996 and the contribution percentage requirement as set forth in Section 401(m)(2) of the Code in each case with respect to the most recent completed plan year thereof.

                         (c)  (i)       There does not exist any accumulated
funding deficiency within the meaning of either Section 412 of the Code or
Section 302 of ERISA as to any Employee Benefit Plan currently maintained by Seller nor has any waiver of the minimum funding standards imposed by the Code been granted by the IRS with respect to any such Plan. No Employee Benefit Plan currently maintained by Seller is subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any entity that, together with the Company, is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code (an "ERISA

Affiliate") has any liability or potential liability under Section 412 of the Code or Title IV of ERISA as a result of the underfunding or termination of, or withdrawal from, any plan by the Company or any ERISA Affiliate.

                              (ii)      All contributions payable to any
Employee Benefit Plan for any plan year have been paid in full or are fully reflected on the December 31, 1996 Balance Sheet included in Section 4.4.1 of the Seller's Schedule.

                              (iii)     All insurance premiums due or payable
for coverage through the Closing Date with respect to all Employee Benefit Plans have been or will be paid in full or will be fully reflected on the Closing Date Statement, and no such premium is overdue or in its grace period.

                         (d)  With respect to all Employee Benefit Plans
currently maintained by Seller, the Company has not incurred, nor engaged in any transaction which may result in imposition on the Company of, any excise tax under Sections 4971 through 4980, inclusive, of the Code.

                         (e)  Other than routine claims for benefits, Seller has
not incurred any liability to, nor has Seller received notice of any pending or threatened action, claim, demand, grievance or allegation of unfair labor practice of any kind by, any potential claimant or representative of such claimant under any Employee Benefit Plan where Seller may be either (i) liable directly on such action, claim or demand; or (ii) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand. Seller has not incurred any liability to, nor has Seller received notice of any claim pending or threatened by, the IRS or the Department of Labor with respect to any Employee Benefit Plan. Each Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and in accordance with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable laws.

                         (f)  To the best knowledge of the Seller, there is no
investigation, proceeding, administrative review or other administrative agency process which has resulted in or could result in imposition on Seller of any penalty or other assessment in connection with any of the Employee Benefit Plans.

                         (g)  Seller has filed or caused to be filed on a timely
basis each return, report, statement, notice, declaration and other document required by any federal, state or local governmental agency (including, without limitation, the IRS and the Department of Labor) with respect to each Employee Benefit Plan sponsored or maintained by it. Seller has withheld and remitted to the proper depository all income taxes and wage taxes on benefits under its Employee Benefit Plans, to the extent such withholding is required by law.

                         (h)  To the best of Seller's knowledge, Seller has
operated, and has caused its appointees and nominees to operate, each and every Employee Benefit Plan in a manner which is in material compliance with all applicable laws, regulations and administrative agency rules and requirements applicable thereto. Every employee, former employee, and every dependent of the foregoing entitled to continuation of benefit coverage under any Employee Benefit Plan has been accorded all of the rights to which such person is entitled as a matter of law or regulation.

               4.9 LITIGATION. Except for (i) claims listed in Section 4.9 of the Seller's Schedule and (ii) claims for the collection of accounts arising out of the sale of goods or services in the ordinary course of business involving less than $10,000 individually or $50,000 in the aggregate, there are no claims, disputes, actions, proceedings or investigations of any nature, whether by any governmental agency or any other party, pending or, to the best knowledge of Seller, threatened against or involving the Seller or the Business or any of the officers, directors, partners or employees of Seller relating to Seller or the Business.

               4.10 CONTRACTS. Section 4.10 of the Seller's Schedule sets forth a true and correct list of each lease, license, indenture, contract or other agreement or commitment, written or oral to which Seller is a party or by which any of the Assets is bound, except:

                         (a)  Any of the foregoing which is specifically
identified in Sections 4.5.1, 4.5.2, 4.5.3, 4.7 or 4.8 of the Seller's Schedule or which would be required to be disclosed therein but for specific exemptions contained in any of Sections 4.5.1, 4.5.2, 4.5.3, 4.7 or 4.8 of this Agreement;

                         (b)  Purchase or sale orders for the purchase of
merchandise arising in the ordinary course of the Business; and

                         (c)  Any of the foregoing involving Seller's payment or
receipt of consideration having an aggregate value of $10,000 or less which is not otherwise material to the Seller.

          The leases, licenses, indentures, contracts, agreements, purchase and sales orders and commitments required to be set forth in Section 4.5.1, 4.5.2, 4.5.3, 4.7, 4.8 and 4.10 of the Seller's Schedule are referred to as the "Contracts" and individually as a "Contract."

Except as set forth in Section 4.10 of the Seller's Schedule:

                              (i)  Each Contract is a valid and binding
agreement of Seller, and Seller does not have any knowledge that any of said Contracts is not a valid and binding agreement of the other parties thereto;

                              (ii) Seller has fulfilled all material obligations
required pursuant to each Contract to have been performed by Seller on its part prior to the date hereof and there has not occurred any material default under any Contract on the part of Seller; Seller does not have any knowledge that any material default under any Contract on the part of the other parties thereto has occurred; Seller does not have any knowledge that any event has occurred which with the giving of notice or the lapse of time, or both, would constitute any material default under any of the Contracts; and Seller will not enter into any material amendment of any Contract prior to the Closing Date without Buyer's consent which will not be unreasonably withheld.

               4.11 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Seller and which are necessary for the execution and delivery by Seller of this Agreement and the documents to be executed and delivered by Seller in connection herewith have been obtained and satisfied, or will be obtained and satisfied on or prior to the Closing Date except for the completion of U.C.C. bulk sales filings in those states set forth on Section 4.11 of the Seller's Schedule. Without limiting the foregoing, no filing or notice is required in connection with the sale of the Assets under the bulk sales provisions of the Uniform Commercial Code of the State of New Jersey.

               4.12 COMPLIANCE WITH LAW. Except as set forth in Section 4.12 of the Seller's Schedule, the Business has been conducted in accordance with and does not violate any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, conservation, or corrupt practices), the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets or prospects of Seller, and Seller has not received any notice within three years of the date hereof of any such violation.

               4.13 INVENTORY.  Except as set forth in Section 4.13 of Seller's

Schedule, the Inventory is good and merchantable first quality product and is saleable in the ordinary course of business without discount from the prices generally charged for like product of first quality, is in an amount that is saleable within a period of not to exceed twelve months following the Closing Date and/or is returnable to the respective vendors of the Company in the ordinary course of business.

               4.14 ACCOUNTS RECEIVABLE. Except as set forth in Section 4.14 of the Seller's Schedule, to the best of Seller's knowledge, the Accounts Receivable arose or will have arisen out of the sales of inventory or services in the ordinary course of business and are collectable in full, net of the reserve that will be set forth in the Closing Date Statement.

               4.15 INDEBTEDNESS TO AND FROM RELATED PARTIES. Except as listed in Section 4.15 of the Seller's Schedule, Seller is not indebted, directly or indirectly, to any Partner or either Founder or any person who is an officer or director of Seller or any affiliate of any of the foregoing in any amount whatsoever other than for salaries accrued in the ordinary course of business since Seller's last regularly scheduled payroll or reimbursable business expenses (which do not exceed $10,000 in the aggregate) and no such Partner, Founder, officer, director, or affiliate is indebted to Seller.

               4.16 POWERS OF ATTORNEY AND SURETYSHIPS.  Except as disclosed in
Section 4.16 of the Seller's Schedule, Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

               4.17 INSURANCE. Section 4.17 of the Seller's Schedule sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller.

Except as disclosed in Section 4.17 of the Seller's Schedule, Seller has not received any notice or other communication from any insurance company within the three years preceding the date hereof cancelling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and to the best knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened.

               4.18 CUSTOMERS. Except as disclosed in Section 4.18 of the Seller's Schedule, during each of the fiscal years of Seller ended December 31, 1995 and 1996, not more than three percent of the revenues of Seller was attributable to any single customer or to any group of affiliated customers.

               4.19 TAXES. Except as disclosed in Section 4.19 of the Seller's Schedule, (a) Seller has timely filed or caused to be filed with the appropriate taxing authorities all correct and complete tax returns for federal, state, municipal, payroll, withholding, excise, income, sales, use, unemployment compensation, personal property, use and occupancy, business and occupation, real estate, and other taxes (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively referred to as "Taxes") required to be filed by it so as to prevent any lien or other encumbrance on any of the Assets. Seller is not and has not been a member of any consolidated group for tax purposes.

                         (b)  All Taxes, in respect of periods beginning before
the Closing Date, have been timely paid or an adequate reserve has been established therefor in Seller's December 31, 1996 Balance Sheet included in
Section 4.4.1 of the Seller's Schedule, and Seller does not have any liability for Taxes in excess of the amounts so paid or reserves so established.

                         (c)  The partnership information returns of Seller have
not been audited by the Internal Revenue Service or any state, local or other relevant taxing authority within the past five years. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller within such period. Since inception, there have been no and, as of the date hereof, there are no pending or, to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes in any jurisdiction, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller is likely to result in an additional liability for Taxes. No extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

               4.20 CONFLICT OF INTEREST. Except as disclosed in Section 4.20 of the Seller's Schedule, no Partner or Founder or officer or director of Seller or any affiliate of any of the foregoing now has or within the last three years had, either directly or indirectly:

                         (a)  an equity or debt interest, other than an equity
interest of less than five percent, in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to Seller, or purchases or during such period purchased from Seller any goods or services, or otherwise does or during such period did business with Seller; or

                         (b)  a beneficial interest in any lease, license,
contract, commitment or agreement to which Seller is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject, other than commitments or agreements between Seller and such persons in their capacities as employees of Seller.

               4.21 OTHER INFORMATION. The information provided and to be provided by Seller to Buyer in this Agreement or in the Seller's Schedule does not contain any untrue statements of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be complete and accurate records of such documents.

          5. TERMINATION OF PLANS. Seller agrees to terminate the Star Video Entertainment L.P. Employee Savings and Protection Plan No. 1 and the Star Video Entertainment L.P. Employee Savings and Protection Plan No. 2 (the "Plans") and distribute all of the Plans' assets to the Plans' participants (the "Participants") so that the Participants may affect a tax-free rollover of their Plan account balances to Individual Retirement Accounts ("IRA"). Seller will complete the Plans' termination and distribution of assets as soon as possible after January 1, 1998. If any Participant has an outstanding Plan loan at the date of the Plan's termination, Buyer may offer to any such Participant a loan on terms and conditions equivalent to the terms and conditions of the original Plan loan (hereinafter referred to as the "Replacement Loan"). Seller shall provide Buyer with copies of all documents filed with or delivered to any governmental authority in connection with the termination of, or otherwise relating to, the Plans promptly after the filing or delivery of same and shall promptly provide Buyer with any correspondence or other communication received from any such governmental authority. To the extent allowed by applicable law and the terms of its existing 401(k) plan, Buyer shall permit all Participants to participate in Buyer's 401(k) Plan without any waiting periods or other conditions.

          6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

               6.1 ORGANIZATION AND CORPORATE AUTHORITY. Buyer is duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as the validity, binding nature and enforceability of the same is limited by the effect of (i) applicable federal or state bankruptcy, insolvency or other laws or court decisions relating to or affecting the rights of creditors generally; and (ii) equitable principles of general applicability, regardless of whether considered in a proceeding in equity or at law.

               6.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which it is bound, Buyer's Articles of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

               6.3 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

               6.4 FINANCING. Buyer has received and delivered to Seller a commitment letter ("Commitment Letter") from Sanwa Business Credit Corporation ("Lender") to provide Buyer with the financing necessary for Buyer's payment of the consideration due to Seller hereunder, subject to the conditions and other terms thereof. Buyer has not been advised that Lender does not intend to provide the financing contemplated by the Commitment Letter and to Buyer's knowledge the conditions to the financing will be satisfied.

               6.5 DISCLOSURE. No representation or warranty made by Buyer contained in this Agreement or in any other writing furnished pursuant hereto contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances which they were or are made, not false or misleading.

          7.   CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

               7.1 and 7.2 Intentionally left blank.

               7.3 ACCESS TO RECORDS AND FILES. Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, correspondence, production records, employment records and other similar information as are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and filing required tax returns and responding to tax inquiries. Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, correspondence, and other records which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relate to the Business. Upon the reasonable request of Seller or Buyer, as the case may be, made for bona fide business purposes, the access period will be extended, provided that if the extended period is for a longer period than the party holding the documents intends to retain them, then such retention shall be at the cost of the requesting party.

               7.4 TRANSFER OF ASSIGNED CONTRACTS. The Seller has used its best efforts to obtain the necessary consents to the assignment to Buyer of each Assigned Contract. At the Closing Buyer may elect to close the transactions contemplated hereby notwithstanding the fact that Seller may have failed to obtain consents to the transfer of one or more Assigned Contracts. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing the Seller will not assign to Buyer any such Assigned Contract which by its terms requires the consent of any other contracting party thereto unless each such consent has been obtained prior to the Closing Date. With respect to each such unassigned Assigned Contract, after the Closing Date Seller shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party and shall use its best efforts to obtain the consent of all required parties to the assignment of such Assigned Contract, but Buyer shall be entitled to the benefits of such Assigned Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such Assigned Contract; Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such unassigned Assigned Contract (other than those arising from Seller's breach of such Assigned Contract) the benefits of which Buyer is receiving after the Closing Date.

               7.5 CHANGE OF NAME. Promptly after the Closing Date each of Seller and SVEI will change its name to a name no longer containing either of the words "Star" or "Video."

          8. EXPIRATION OF REPRESENTATIONS AND WARRANTIES; NO CLAIMS. The representations and warranties of the parties contained in Sections 4 and 5 above shall not survive the Closing and no claim may be made on or after the Closing Date in respect of the inaccuracy or breach of any such representation or warranty. The preceding sentence shall not preclude a claim that either party may have for actual legal fraud. Buyer acknowledges that the purchase price paid for the Assets was reduced in partial consideration for Buyer's agreeing to the representations and warranties not surviving the Closing.

          9.   CONDITIONS TO CLOSING.

               9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of Seller and Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, or to the waiver by Buyer and Seller of the following conditions:

                    9.1.1 NO ACTION OR PROCEEDING. No claim, action, suit, investigation, or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

                    9.1.2 COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals, and consents of all governmental bodies or agencies which counsel for Buyer or for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this agreement will be in compliance with applicable laws. Without limiting the foregoing, all waiting, review and investigation periods (and any extensions thereof) applicable to the transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have expired or been terminated.

               9.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, or to the waiver by Buyer of the following additional conditions:

                    9.2.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as though then made, and at the Closing Seller shall have delivered to Buyer a certificate to such effect with respect to Seller's representations and warranties signed by the President and the Secretary of Seller.

                    9.2.2     Intentionally left blank.

                    9.2.3 CONSENTS TO ASSIGNMENTS OF CERTAIN CONTRACTS. All necessary consents to the assignment of all Assigned Contracts shall have been obtained in written instruments reasonably satisfactory to Buyer.

                    9.2.4 OPINION OF SELLER'S COUNSEL. Buyer shall have been furnished at the Closing with an opinion of Budd Larner Gross Rosenbaum Greenberg & Sade, A Professional Corporation, counsel to Seller, dated the Closing Date, addressed to Buyer and, at Buyer's request, the Lender in form and substance satisfactory to Buyer, to the effect that:

                         (a)  Seller is a limited partnership duly organized,
validly existing, and in good standing under the laws of the State of Delaware, and has full partnership power and authority to carry on the Business and to own and operate the Assets;

                         (b)  Seller has full partnership power to carry out the
transactions provided for in this Agreement; this Agreement and all other instruments to be executed by Seller in connection herewith have been duly and validly authorized, executed and delivered by Seller and (assuming this Agreement and such other instruments are binding obligations of Buyer) constitute valid and binding obligations of Seller enforceable against it in accordance with its terms, except as the validity, binding nature and enforceability of the same is limited by the effect of (i) applicable federal or state bankruptcy, insolvency or other laws or court decisions relating to or affecting the rights of creditors generally; and (ii) equitable principles of general applicability, regardless of whether considered in a proceeding in equity or at law.

                         (c)  the execution and delivery of this Agreement by
Seller and its performance of its obligations hereunder does not violate or conflict with the Limited Partnership Agreement of Seller or, to the knowledge of such counsel, violate any order, writ, injunction, decree, statute, rule, or regulation which has applicability to Seller or any of the Assets;

                         (d)  to the knowledge of such counsel, no consent or
approval of filing, which has not been obtained or made, by or with any governmental authority is required for execution, delivery and performance by Seller of this Agreement;

                         (e)  after due inquiry, such counsel has no knowledge
of any facts which indicate that Seller does not have good and marketable title (subject, however, to any mechanic's or other statutory liens as may then exist) to the Assets;

                         (f)  the bills of sale, assignments and other
agreements and documents herein contemplated to be issued by Seller to effect the transfer of the Assets are sufficient to effect the sale, transfer and assignment of Seller's right, title and interest in such Assets.

                    9.2.5     KEY EMPLOYEES.

                         (a)  Each of the Founders shall have delivered to Buyer
their respective Employment and Noncompetition Agreements in the forms attached hereto as Appendices B and C.

                         (b)  Buyer shall be reasonably assured that those key
employees of Seller identified on Schedule D hereto will agree to become employed by Buyer after the Closing, provided that Buyer shall have offered employment terms to such key employees no less favorable than those terms on which such persons were employed by Seller prior to the Closing (it being agreed for this purpose that

Buyer's health plan for employees shall be regarded as no less favorable than the health plan of Seller provided to such employees), and Buyer shall be reasonably assured that sufficient employees of Seller will agree to become employed by Buyer after the Closing to enable Buyer to carry on the Business, provided that Buyer shall have offered employment terms to such employees no less favorable than those terms on which such employees were employed by Seller prior to the Closing.

                    9.2.6 FINANCING. Buyer shall not have failed to receive the financing contemplated by the Commitment Letter for any reason other than Buyer's failure to act in good faith to satisfy the conditions to the provision of such financing.

                    9.2.7 ADDITIONAL CLOSING DOCUMENTS OF SELLER. Buyer shall have received at the Closing the following documents, dated the Closing
Date:

                         (a)  Copies, certified by the Secretary of Seller, of
resolutions of Seller and of the Board of Directors of SVEI authorizing Seller's execution, delivery and performance of this Agreement;

                         (b)  Bills of sale and assignment, in form and
substance reasonably satisfactory to Buyer, covering the items of property included in the Assets;

                         (c)  Assignments of contract in form reasonably
satisfactory to Buyer for all of the Assigned Contracts to be assigned to Buyer in accordance with Section 7.4 executed by Seller and the other party or parties to each of such Assigned Contracts conveying to Buyer Seller's interest therein.

                         (d)  Such further instruments of sale, transfer,
conveyance, assignment or delivery covering the Assets and the Assigned Contracts as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Assets and Assigned Contracts to be transferred to Buyer under this Agreement.

               9.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, or to the waiver by Seller of the following additional conditions:

                    9.3.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though then made, and at the Closing Buyer shall have delivered to Seller a certificate to such effect, signed by the President and the Secretary of Buyer.

                    9.3.2     Intentionally left blank.

                    9.3.3 OPINION OF BUYER'S COUNSEL. Seller shall have been furnished with an opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation dated the Closing Date, in form and substance satisfactory to Seller, to the effect that:

                         (a)  Buyer is a corporation duly organized, validly
existing, and in good standing under the laws of the State of California;

                         (b)  Buyer has full corporate power to carry out the
transactions provided for in this Agreement; this Agreement and all other instruments to be executed by Buyer in connection herewith have been duly and validly authorized, executed and delivered by Buyer and (assuming this Agreement and such other instruments are valid and binding obligations of Seller, the Partners and the Founders) constitute valid and binding obligations of Buyer except as the validity, binding nature and enforceability of the same is limited by the effect of (i) applicable federal or state bankruptcy, insolvency or other laws or court decisions relating to or affecting the rights of creditors generally; and (ii) equitable principles of general applicability, regardless of whether considered in a proceeding in equity or at law;

                         (c)  The execution and delivery of this Agreement by
Buyer and its performance of its obligations hereunder does not violate or conflict with the Articles of Incorporation or Bylaws of Buyer, or to the knowledge of such counsel, violate any order, writ, injunction, decree, statute, rule or regulation which has applicability to Buyer; and

                         (d)  to the knowledge of such counsel, no consent or
approval or filing, which has not been obtained or made, by or with any governmental authority is required for the execution, delivery and performance by Buyer of this Agreement.

                    9.3.4 ADDITIONAL CLOSING DOCUMENTS OF BUYER. Seller shall have received at the Closing the following, with each document dated the Closing Date:


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

                         (a)  Copies, certified by the Secretary of Buyer, of
resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

                         (b)  Instruments executed by Buyer, in form and
substance reasonably satisfactory to Seller, pursuant to which Buyer assumes the Assumed Liabilities;

                         (c)  Wire transfer to Seller required to be delivered
by Buyer at the Closing pursuant to Section 2.3(a) hereof;

                         (d)  Such other closing documents as Seller may
reasonably request.

                    9.3.5     EMPLOYMENT MATTERS.

                         (a)  Buyer shall have delivered to each of the Founders
their respective Employment and Noncompetition Agreements in the forms attached hereto as Appendices A and B.

                         (b)  Buyer shall have given written confirmation to
Seller of the minimum number of Seller's employees at each of Seller's facilities to whom Buyer will offer employment as soon as practicable after the Closing and Seller shall have concluded that such number of employees to whom employment is to be so offered shall be sufficient such that there will be no "employment loss" within the meaning of Section 2101(3)(B) of the Worker Adjustment and Retraining Notification Act ("WARN Act") and that Seller is not required to provide the notice that may otherwise be required under the WARN Act.

          10.  TERMINATION.

               10.1 TERMINATION EVENTS. This Agreement may, by notice given prior to the Closing, be terminated:

                         (a)  by Buyer if a material breach of any provision of
this Agreement has been committed by Seller, the Partners or the Founders and such breach has not been waived or by Seller if a material breach of any provision of this Agreement has been committed by Buyer and not waived;

                         (b)  (i) by Buyer if any of the conditions in
Section 9.2 has not been satisfied as of the scheduled closing date under
Section 1.4 or if satisfaction
of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date; or (ii) by Seller, if any of the conditions in Section 9.3 has not been satisfied as of the scheduled closing date under Section 1.4 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller, the Partners or the Founders to comply with their obligations under this Agreement) and Seller has not waived such condition on or before such date;

                         (c)  by mutual consent of Buyer and Seller; or

                         (d)  by either Buyer or Seller if the Closing has not
occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 30, 1997, or such later date as the parties may agree upon.

               10.2 EFFECT OF TERMINATION. Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.11 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

          11.  MISCELLANEOUS.

               11.1 NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, (b) sent by the telecopier (with written confirmation of receipt having been obtained) or (c) three days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid.

          If to Buyer:

                    Valley Record Distributors, Inc.
                    1280 Santa Anita Court
                    P.O. Box 2057
                    Woodland, CA  95776
                    Attention:  Randy Cerf
                    Telecopy No.:  916/661-7854

               With a copy to:

                    Howard, Rice, Nemerovski, Canady,
                         Falk & Rabkin
                    A Professional Corporation
                    3 Embarcadero Center, 7th Floor
                    San Francisco, CA  94111
                    Attention:  Daniel J. Winnike
                    Telecopy No.:  415/399-3041

          If to Seller:

                    Star Video Entertainment, L.P.
                    550 Grand Street
                    Jersey City, NJ  07302

               With a copy to:

                    Budd Larner Gross Rosenbaum Greenberg &
                      Sade, A Professional Corporation
                    150 John F. Kennedy Parkway, CN 1000
                    Short Hills, New Jersey
                    Attention:  Mark D. Larner
                    Telecopy No.:  201/379-7734


               11.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto, although Buyer may assign the right to receive the Assets and assume the Assigned Contracts and enter into employment agreements with the Founders and key employees to a wholly-owned subsidiary of Buyer, provided no such assignment by Buyer shall relieve it of its obligations to Seller hereunder. This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective permitted successors and assigns and except as provided in this Section 11.2 no other person or entity shall have or acquire any right by virtue of this Agreement.

               11.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey. Any arbitration contemplated under Section 2.2.2 pursuant to this Agreement shall be conducted in San Francisco, California. Buyer and Seller irrevocably consent to the exclusive personal jurisdiction of the state and federal courts located in Newark, New Jersey for the resolution of any disputes not subject to arbitration arising out of this Agreement, and agree to conduct any arbitration for the resolution of disputes other than those arising under Sections 2.2.2 in Newark, New Jersey.

               11.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

               11.5 INDEMNIFICATION FOR BROKERAGE. Buyer on the one hand and Seller on the other each represent and warrant to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby, other than Seller's retention of Chase Securities Inc. as its financial advisor in connection with the sale of the Assets. Each party hereto agrees to indemnify and hold and save harmless the others from any claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

               11.6 PUBLICITY. Any press releases or other announcement to be made with respect to the transactions contemplated hereby shall be subject to mutual agreement of Buyer and Seller. Notwithstanding the foregoing, Seller and Buyer may respond to inquiries relating to this Agreement and the transactions contemplated hereby by the press, employees or customers without any notice or further consent of the other.

               11.7 COMPLETE AGREEMENT. This Agreement, the Schedules and Appendices hereto, the Seller's Schedule and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

               11.8 MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time prior to the Closing Date or termination of this Agreement, Buyer and Seller may, by written agreement:

                         (a)  extend the time for the performance of any of the
obligations or other acts of the parties hereto;

                         (b)  waive any inaccuracies in the representations and
warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and

                         (c)  waive compliance with any of the covenants or
agreements contained in this Agreement.

               11.9 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               11.10 SEVERABILITY. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

               11.11 EXPENSES OF TRANSACTIONS. Seller shall be responsible for paying all sales taxes arising out of the transfer of the Assets to Buyer pursuant to the terms of this Agreement. All other fees, costs and expenses incurred by Buyer, Seller, any Partner or either Founder in connection with the transactions contemplated by this Agreement shall be borne by the party incurring the same.

               11.12 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, neither party hereto shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law.


          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                             VALLEY RECORD DISTRIBUTORS, INC.


                                             By:  /s/ Valley Record Distributors
                                                 -------------------------------

                                             Title:
                                                    ----------------------------


                                             STAR VIDEO ENTERTAINMENT, L.P., a
                                             Delaware limited partnership

                                             By:  Star Video Entertainment,
                                                  Inc., its general partner

                                             By:  /s/ Star Video
                                                 -------------------------------

                                             Title:
                                                    ----------------------------


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